UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)

________________________________________________________________________________
1. Name and Address of Reporting Person*

         Chan                       Yi Ping
--------------------------------------------------------------------------------
         (Last)                     (First)                           (Middle)

         c/o The Singing Machine Company, Inc.
         6601 Lyons Road, Bldg. A-7
--------------------------------------------------------------------------------
                                    (Street)

         Coconut Creek                Florida                            33073
--------------------------------------------------------------------------------
         (City)                       (State)                            (Zip)

________________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

         April 25, 2003
________________________________________________________________________________
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

         The Singing Machine Company, Inc.  SMD

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_] Director                                 [_] 10% Owner
     [X] Officer (give title below)               [_] Other (specify below)

                             Chief Operating Officer
________________________________________________________________________________
6. If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                      (Instr. 4)                (Instr. 5)            (Instr. 5)

-----------------------------------------------------------------------------------------------------------------------
Common stock                            0                          D
-----------------------------------------------------------------------------------------------------------------------

=======================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 1473(7-02)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option    12-31-03   12-30-08         A                     50,000         $5.60             D
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option    12-31-04   12-30-09         A                     50,000         $5.60             D
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option    12-31-05   12-30-10         A                     50,000         $5.60              D
(right to buy)
====================================================================================================================================

Explanation of Responses:


/s/ Yi Ping Chan                                             April 25, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.